UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 23, 2012

USG Corporation

(Exact name of registrant as specified in its charter)

Commission File Number: 1-8864

Delaware	36-3329400
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

550 West Adams Street, Chicago, Illinois	60661-3676
(Address of principal executive offices)	(Zip Code)

(312) 436-4000

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Registrant announced today that its Board of Directors has elected Matthew F. Hilzinger, 48, to serve as the Registrant’s Executive Vice President effective April 16, 2012 and as its Chief Financial Officer effective May 1, 2012, succeeding Richard H. Fleming, who will remain with the Registrant as Executive Vice President until his expected retirement later this year. Mr. Fleming will continue to serve as the Registrant’s Chief Financial Officer until May 1, 2012.

Mr. Hilzinger’s initial base salary will be at an annual rate of $525,000. Effective April 16, 2012, Mr. Hilzinger will receive awards under the Registrant’s Long-Term Incentive Plan of nonqualified stock options, restricted stock units and performance shares having an aggregate grant date value of $2,500,000. The stock options and the restricted stock units will each represent $1,125,000 of the award value. Both the stock options and the restricted stock units will vest in four equal annual installments. The performance shares making up the balance of the award’s grant date value will have a three-year performance period that ends December 31, 2014. Mr. Hilzinger will be entitled to participate in the Registrant’s annual management incentive program with a target annual incentive award equal to 70% of his annual base salary. He also will participate in all other compensation and benefit plans offered to executive officers of the Registrant.

The Registrant and Mr. Hilzinger entered into an Employment Agreement and a Change in Control Severance Agreement, the terms of which are similar to those of the standard forms of those agreements that the Registrant has previously entered into with other of its executive officers. The Employment Agreement provides that in the event of a termination of Mr. Hilzinger’s employment by the Registrant without “cause,” he will be entitled to receive a lump sum severance payment equal to the sum of (1) two times annual base salary plus current year target annual incentive and (2) the cost of continued participation in benefit plans for 18 months, as well as outplacement services for a period of at least six months. The benefits under the Employment Agreement are subject to Mr. Hilzinger signing a release waiving potential claims against the Registrant. The Employment Agreement includes a requirement that after termination of employment, Mr. Hilzinger will not compete with the Registrant for two years nor solicit its employees for three years.

The Change in Control Severance Agreement provides that in the event of a termination of Mr. Hilzinger’s employment by us without “cause” or by him for “Good Reason” during the two years following a change in control, Mr. Hilzinger will be entitled to receive a lump sum severance payment equal to the sum of (1) two times the sum of his base salary plus the greater of his target annual incentive for the year in which the termination of employment occurs or the year in which the change in control occurs, (2) an amount equal to the greater of his pro rata target annual incentive award for the year in which the termination of employment occurs or the year in which the change in control occurs and (3) the value of his continued participation in our welfare benefit plans for six months, as well as outplacement services for a period of at least six months. The Agreement does not provide for any tax gross-up payments. The benefits under the Agreement are subject to Mr. Hilzinger signing a release waiving potential claims against the Registrant. The Agreement includes a requirement that after termination of employment, Mr. Hilzinger will not compete with the Registrant for one year nor solicit its employees for two years.

The Registrant and Mr. Hilzinger will also enter into an Indemnification Agreement, the terms of which are similar to those in the standard form of Indemnification Agreement that the Registrant has previously entered into with its executive officers and directors. The Indemnification Agreement provides, among other things, that the Registrant will indemnify Mr. Hilzinger, under the circumstances and to the extent provided for therein, for attorney’s fees, expenses, judgments, fines and settlements he incurs that arise from his service as a director or officer of the Registrant or his service in any capacity for any affiliate of the Registrant, to the fullest extent permitted under Delaware law. The Registrant’s standard form of Indemnification Agreement was filed as exhibit 10.14 to its annual report on Form 10-K for the year ended December 31, 2007.

Mr. Hilzinger has been Executive Vice President and Chief Integration Officer of Exelon Corporation since earlier this month. He was Senior Vice President and Chief Financial Officer of Exelon from 2008 until assuming his current position. He was Senior Vice President and Corporate Controller of Exelon from 2005 to 2008.

Copies of the Employment Agreement, Change in Control Severance Agreement and the press release announcing Mr. Hilzinger’s election are filed as exhibits to this report. The foregoing descriptions of the Employment Agreement, Change in Control Severance Agreement and Indemnification Agreement are qualified in their entirety by reference to the full text of such agreements, which are incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Employment Agreement, effective as of April 16, 2012, between USG Corporation and Matthew Hilzinger

10.2	Change in Control Severance Agreement, dated as of April 16, 2012, between USG Corporation and Matthew Hilzinger

99.1	USG Corporation press release dated March 26, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USG CORPORATION
Registrant

Date: March 26, 2012	By:	/s/ Richard H. Fleming
Richard H. Fleming,
Executive Vice President
and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit

10.1	Employment Agreement, effective as of April 16, 2012, between USG Corporation and Matthew Hilzinger

10.2	Change in Control Severance Agreement, dated as of April 16, 2012, between USG Corporation and Matthew Hilzinger

99.1	USG Corporation press release dated March 26, 2012